Dallas, TX/April 20, 2021
FIRST QUARTER 2021 NET INCOME OF $350 MILLION, $2.43 PER SHARE
Strong Credit Quality and Improved Economic Outlook Drive Reserve Release
Robust Fee-Generating Activity and Expense Discipline Continued
Plan to Resume Share Repurchases in Second Quarter
“The year is off to a strong start," said Curt C. Farmer, Comerica Chairman, President and Chief Executive Officer. "We generated first quarter earnings of $2.43 per share, a 59 percent increase over the fourth quarter. A reduction in our credit reserve, and resulting negative provision, was due to improvements in the economic outlook, decreases in nonaccrual and criticized loans, as well as net charge-offs of only 3 basis points. We are hearing more optimism among our customers and our loan pipeline is strong. Deposits continue to set new records. Net interest income was impacted by $17 million in lease residual adjustments on an expiring legacy portfolio. Noninterest income increased 2 percent over our strong fourth quarter results with continued robust fee-generating activity, while expenses decreased 4 percent. With more confidence in the economic recovery and an estimated CET1 ratio of 11.09 percent, we plan to resume share repurchases in the second quarter. We expect to make significant strides towards our CET1 target of 10 percent with careful consideration given to earnings generation and capital needs to support future loan growth.”

(dollar amounts in millions, except per share data)	1st Qtr '21	4th Qtr '20	1st Qtr '20
FINANCIAL RESULTS
Net interest income	$443	$469	$513
Provision for credit losses	(182)	(17)	411
Noninterest income	270	265	237
Noninterest expenses (a)	447	465	417
Pre-tax income (loss) (a)	448	286	(78)
Provision (benefit) for income taxes (a)	98	65	(19)
Net income (loss) (a)	$350	$221	$(59)
Diluted earnings (losses) per common share (a)	$2.43	$1.53	$(0.42)
Average loans	50,589	51,405	49,604
Average deposits	71,392	70,243	56,768
Return on average assets (a)	1.68%	1.03%	(0.32)%
Return on average common shareholders' equity (a)	18.04	11.44	(3.18)
Net interest margin	2.29	2.36	3.06
Common equity Tier 1 capital ratio (b)	11.09	10.34	9.52
Tier 1 capital ratio (b)	11.70	10.93	9.52
Common equity ratio	8.99	8.69	9.70
Common shareholders' equity per share of common stock	$55.58	$55.01	$53.24
Tangible common equity per share of common stock (c)	50.93	50.43	48.65
(a)Recast 2020 results. See Reconciliations of Previously Reported Balances.
(b)Estimated for March 31, 2021. Ratios reflect deferral of CECL model impact as calculated per regulatory guidance.
(c)See Reconciliations of Non-GAAP Financial Measures and Regulatory Ratios.

First Quarter 2021 Compared to Fourth Quarter 2020 Overview
Balance sheet items discussed in terms of average balances unless otherwise noted.
Loans decreased $816 million, or 2 percent, to $50.6 billion.
•Increase of $212 million in Equity Funds Services was more than offset by decreases of $580 million in Mortgage Banker Finance, $254 million in Energy and $251 million in National Dealer Services.
◦Period-end loans decreased $1.7 billion, mostly driven by decreases of $941 million in National Dealer Services and $686 million in Mortgage Banker Finance.
◦Average Paycheck Protection Program (PPP) loans decreased $137 million to $3.6 billion. Period-end PPP loans increased $304 million to $3.8 billion, reflecting second round funding of $925 million, partially offset by first round repayments of $621 million, primarily through the forgiveness process.
•Average loan yields decreased 11 basis points to 3.09 percent, reflecting the impact of a 14 basis point residual value adjustment in the leasing portfolio.
Securities were stable at $14.9 billion.
•Period-end securities increased $567 million, reflecting deployment of excess liquidity.
•Average yield on securities decreased 6 basis points to 1.89 percent due to lower yields on reinvestments.
Deposits increased $1.1 billion, or 2 percent, to $71.4 billion.
•Noninterest-bearing and interest-bearing deposits increased $603 million and $546 million, respectively, driven by a $993 million increase in consumer deposits primarily due to additional government stimulus payments and seasonality, as well as customers continuing to conserve cash.
•The average cost of interest-bearing deposits decreased 3 basis points to 8 basis points, continuing to reflect prudent management of relationship pricing in a lower rate environment.
Net interest income decreased $26 million to $443 million.
•Decrease driven by residual value adjustments in the leasing portfolio and two fewer days in the quarter.
Provision for credit losses decreased $165 million to a benefit of $182 million.
•The allowance for credit losses decreased $185 million to $807 million at March 31, 2021, reflecting growing confidence from sustained improvements in economic forecasts and reductions in criticized and nonaccrual loans. As a percentage of total loans, the allowance for credit losses was 1.59 percent, or 1.72 percent excluding PPP loans.
•Net loan charge-offs decreased $26 million to $3 million, or 0.03 percent of average loans.
Noninterest income increased $5 million to $270 million.
Effective January 1, 2021, the Corporation reported customer derivative income, previously a component of other noninterest income, and foreign exchange income as a combined item captioned by derivative income. See Reconciliations of Previously Reported Balances.
•Increases of $11 million in derivative income, $4 million in income on principal investing and warrants and $2 million in investment banking fees, partially offset by decreases of $6 million each in commercial lending fees (syndication agent fees) and deferred compensation asset returns (offset in other noninterest expenses).
Noninterest expenses decreased $18 million to $447 million.
Effective January 1, 2021, the Corporation adopted a change in accounting method for certain components of expense related to the defined benefit pension plan. See Reconciliations of Previously Reported Balances.
•Salaries and benefits expense increased $11 million primarily from seasonal items. All other noninterest expense categories decreased $29 million with decreases of $8 million in pension expense (non-salary), $5 million each in advertising expense and operational losses, and $3 million each in occupancy expense and FDIC expense, as well as smaller decreases in other categories.
◦Large seasonal items in salaries and benefits expense included increases of $16 million in annual stock-based compensation and $8 million in payroll taxes, partly offset by decreases of $4 million in staff insurance and $3 million from two fewer days in the first quarter. Deferred compensation expense (offset in other noninterest income) decreased $6 million.
Capital position remained solid with a common equity Tier 1 capital ratio of 11.09 percent and a Tier 1 capital ratio of 11.70 percent, including a 16 basis point increase related to the change in accounting method on the defined benefit pension plan.
•Returned a total of $95 million to common shareholders through dividends.
•Declared dividend of $6 million on preferred stock, payable April 1, 2021.

•Share repurchases expected to resume in second quarter 2021 with a goal to move towards CET1 target of approximately 10 percent.

First Quarter 2021 Compared to First Quarter 2020 Overview
Balance sheet items discussed in terms of average balances.
Loans increased $1.0 billion, or 2 percent.
•Increases in Mortgage Banker Finance, Business Banking, Personal Banking and Commercial Real Estate, partially offset by decreases in National Dealer Services and Energy.
•Average yield on loans decreased 110 basis points, consistent with the lower interest rate environment.
Securities increased $2.6 billion, or 21 percent.
•Reflects actions taken in third quarter 2020 to invest $2.3 billion of excess liquidity in U.S. Treasury bonds and mortgage-backed securities.
•Average yield on securities decreased 54 basis points, reflecting lower rates and an increase in lower-yielding U.S. Treasury securities.
Deposits increased $14.6 billion, or 26 percent.
•Noninterest-bearing and interest-bearing deposits increased $10.6 billion and $4.0 billion, respectively, as customers continue to conserve cash, including funds from government stimulus programs.
•Interest-bearing deposit costs decreased 68 basis points, reflecting prudent management of relationship pricing in a low interest rate environment.
Net interest income decreased $70 million.
•Primarily due to the impact of lower short-term rates.
Provision for credit losses decreased $593 million.
•The allowance for credit losses decreased $171 million, primarily reflecting improvements in the economic forecast and in the Energy portfolio since the onset of the pandemic last year. As a percentage of total loans, the allowance for credit losses decreased 24 basis points.
Noninterest income increased $33 million.
Effective January 1, 2021, the Corporation reported customer derivative income, previously a component of other noninterest income, and foreign exchange income as a combined item captioned by derivative income. See Reconciliations of Previously Reported Balances.
•Increases in card fees, derivative income, deferred compensation asset returns (offset in noninterest expenses), income from principal investing and warrants and smaller increases in other categories, partially offset by a decrease in brokerage fees.
Noninterest expenses increased $30 million.
Effective January 1, 2021, the Corporation adopted a change in accounting method for certain components of expense related to the defined benefit pension plan. See Reconciliations of Previously Reported Balances.
•Increases in salaries and benefits expense and outside processing fee expense partially offset by decreases in operational losses and pension expense (non-salary).

Net Interest Income
Balance sheet items presented and discussed in terms of average balances.

(dollar amounts in millions)	1st Qtr '21	4th Qtr '20	1st Qtr '20
Net interest income	$443	$469	$513
Net interest margin	2.29%	2.36%	3.06%
Selected balances:
Total earning assets	$78,523	$79,557	$67,496
Total loans	50,589	51,405	49,604
Total investment securities	14,894	14,886	12,331
Federal Reserve Bank deposits	12,507	12,828	5,147

Total deposits	71,392	70,243	56,768
Total noninterest-bearing deposits	37,361	36,758	26,761
Short-term borrowings	3	3	157
Medium- and long-term debt	3,609	5,741	7,324
Net interest income decreased $26 million, and net interest margin decreased 7 basis points, compared to fourth quarter 2020.
•Interest income on loans decreased $28 million and reduced net interest margin by 8 basis points, primarily due to residual value adjustments on assets in the leasing portfolio (-$17 million, -9 basis points), two fewer days in the quarter (-$7 million) and lower loan balances (-$5 million), partially offset by the impact of higher fees driven by PPP forgiveness (+$3 million, +2 basis points). Other portfolio dynamics, which include the impact of lower rates and pricing actions, decreased interest income on loans by $2 million and reduced net interest margin by 1 basis point.
•Interest income on investment securities decreased $2 million and reduced net interest margin by 1 basis point due to the impact of lower average yields.
•Lower pay rates on deposits decreased interest expense by $3 million and improved net interest margin by 1 basis point.
•Interest expense on debt decreased $1 million, and improved net interest margin by 1 basis point, as $2.8 billion in floating-rate FHLB advances were paid in full during the first quarter.

Credit Quality
"Credit metrics improved from already strong levels which is a testament to our consistent, disciplined credit culture," said Farmer. "Compared to the fourth quarter, criticized loans decreased $366 million, nonperforming assets declined, remaining below historical norms, and net charge-offs were only 3 basis points. The improved economic outlook, coupled with strong credit performance, resulted in a reduction in our credit reserve and a negative provision expense. Our reserve for credit losses continues to be healthy at 1.59 percent, or 1.72 percent excluding PPP loans. Assuming the current path of economic growth, we expect our allowance should gradually move towards pre-pandemic levels."

(dollar amounts in millions)	1st Qtr '21	4th Qtr '20	1st Qtr '20
Credit-related charge-offs	$16	$39	$89
Recoveries	13	10	5
Net credit-related charge-offs	3	29	84
Net credit-related charge-offs/Average total loans	0.03%	0.22%	0.68%
Provision for credit losses	$(182)	$(17)	$411

Nonperforming loans	316	350	239
Nonperforming assets (NPAs)	325	359	250
NPAs/Total loans and foreclosed property	0.64%	0.69%	0.47%
Loans past due 90 days or more and still accruing	$60	$45	$64
Allowance for loan losses	777	948	916
Allowance for credit losses on lending-related commitments (a)	30	44	62
Total allowance for credit losses	807	992	978
Allowance for credit losses/Period-end total loans	1.59	1.90	1.83
Allowance for credit losses/Period-end total loans excluding PPP loans	1.72	2.03	n/a
Allowance for credit losses/Nonperforming loans	2.6x	2.8x	4.1x
(a)    Included in accrued expenses and other liabilities on the Consolidated Balance Sheets.
n/a - not applicable

•The allowance for credit losses decreased $185 million to $807 million, or 1.59 percent of total loans, primarily reflecting growing confidence from sustained improvements in economic forecasts and reductions in criticized and nonaccrual loans. Excluding PPP loans, which are guaranteed by the Small Business Administration, allowance for credit losses totaled 1.72 percent of total loans.
•Criticized loans decreased $366 million to $2.6 billion, or 5 percent of total loans. Criticized loans are generally consistent with the Special Mention, Substandard and Doubtful categories defined by regulatory authorities.
◦The decrease in criticized loans was primarily driven by decreases of $207 million in Energy and $155 million in general Middle Market.
•Nonperforming assets decreased $34 million to $325 million, or 0.64 percent of total loans and foreclosed property compared to 0.69 percent in fourth quarter 2020.
◦The decrease in nonperforming assets was primarily due to a decrease of $21 million in Energy.
◦Loans transferred to nonaccrual totaled $61 million, a decrease of $27 million compared to fourth quarter 2020.
•Net charge-offs decreased $26 million to $3 million, or 0.03 percent of average loans.

Outlook
This outlook is based on management expectations for continued improvement in economic conditions.

	Second Quarter 2021 Compared to First Quarter 2021	Trends for Second Half of 2021

Average loans
•Average loans (excluding PPP) reflect growth in several businesses, including Middle Market, offset by declines in Mortgage Banker Finance, National Dealer Services and Energy. In addition, decline in PPP loans due to forgiveness process.
•Solid average loan growth in nearly all business lines (excluding PPP), more than offset by forgiveness of the bulk of PPP loans.
Average deposits	•Average deposits to remain strong, benefiting from latest stimulus.	•Average deposits begin to wane as customers put cash to use.
Net interest income	•Increase in net interest income as lease residual adjustment ($17 million in first quarter) does not repeat. All other factors offset each other.	•Net interest income reflects higher loan volume (excluding PPP loans) offset by lower securities yields. In addition, PPP volume and accelerated fees decline.
Credit quality	•Strong credit quality continues, with provision reflecting economic conditions.	•Allowance moving towards pre-pandemic level.
Noninterest income
•Decrease in noninterest income as first quarter levels of derivatives, warrants and deferred compensation asset returns not expected to repeat, partly offset by increase in card, fiduciary and syndication fees.
•Noninterest income includes increases in service charges on deposit accounts, fiduciary income and commercial loan fees, partly offset by lower card fees from decreased stimulus activity.
Noninterest expenses
•Stable noninterest expenses reflect lower salaries and benefits (annual stock-based compensation and deferred compensation asset returns not expected to repeat, as well as seasonally lower payroll taxes partly offset by merit increases and one additional day in the second quarter) offset by increase in outside processing as well as seasonal increases in occupancy and advertising.
•Continued expense discipline offsets increase in technology investment. In addition, increases due to seasonal factors and revenue-related expenses.
Tax rate	•Income tax expense for full-year 2021 to be between 22 and 23 percent of pre-tax income, excluding discrete items.
Capital	•Resume share purchases; CET1 target of approximately 10 percent.

Strategic Lines of Business and Markets
Comerica's operations are strategically aligned into three major business segments: the Commercial Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. For a summary of business segment and geographic market quarterly results, see the Business Segment Financial Results and Market Segment Financial Results tables included later in this report. From time to time, Comerica may make reclassifications among the segments to reflect management's current view of the segments, and methodologies may be modified as the management accounting system is enhanced and changes occur in the organizational structure and/or product lines. The financial results provided are based on the internal business unit and geographic market structures of Comerica and methodologies in effect at March 31, 2021. A discussion of business segment and geographic market year-to-date results will be included in Comerica's First Quarter 2021 Form 10-Q.
Share Repurchase Program
As of March 31, 2021, 4.9 million shares of Comerica Incorporated outstanding common stock are remaining under the share repurchase program authorization. The Corporation continues to target a common equity Tier 1 capital ratio of approximately 10 percent with continued active capital management. The timing and actual amount of share repurchases are subject to various factors, including the Corporation's financial performance and market conditions. Shares will be purchased occasionally in the open market, through privately negotiated transactions, utilizing Rule 10b5-1 plans or otherwise. The repurchased shares may be held as treasury stock or retired.
Conference Call and Webcast
Comerica will host a conference call to review first quarter 2021 financial results at 7 a.m. CT Tuesday, April 20, 2021. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (Event ID No. 5279833). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Commercial Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on track,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries as well as estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include credit risks (unfavorable developments concerning credit quality; declines or other changes in the businesses or industries of Comerica's customers, in particular the energy industry; and changes in customer behavior); market risks (changes in monetary and fiscal policies; fluctuations in interest rates and their impact on deposit pricing; and transitions away from LIBOR towards new interest rate benchmarks); liquidity risks (Comerica's ability to maintain adequate sources of funding and liquidity; reductions in Comerica's credit rating; and the interdependence of financial service companies); technology risks (cybersecurity risks and heightened legislative and regulatory focus on cybersecurity and data privacy); operational risks (operational, systems or infrastructure failures; reliance on other companies to provide certain key components of business infrastructure; the impact of legal and regulatory proceedings or determinations; losses due to fraud; and controls and procedures failures); compliance risks (changes in regulation or oversight; the effects of stringent capital requirements; and the impacts of future legislative, administrative or judicial changes to tax regulations); strategic risks (damage to Comerica's reputation; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; the implementation of Comerica's strategies and business initiatives; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; and any future strategic acquisitions or divestitures); and other general risks (impacts from the COVID-19 global pandemic; changes in general economic, political or industry conditions; the effectiveness of methods of reducing risk exposures; the effects of catastrophic events; changes in accounting standards and the critical nature of Comerica's accounting policies; and the volatility of Comerica’s stock price). Comerica cautions that the foregoing list of factors is not all-inclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 13 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contacts:	Investor Contacts:
Wendy Bridges	Darlene P. Persons
(214) 462-4443	(214) 462-6831

Louis H. Mora	Amanda Perkins
(214) 462-6669	(214) 462-6731

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries
	Three Months Ended
	March 31,	December 31,	March 31,
(in millions, except per share data)	2021	2020	2020
PER COMMON SHARE AND COMMON STOCK DATA
Diluted earnings (losses) per common share (a)	$2.43	$1.53	$(0.42)
Cash dividends declared	0.68	0.68	0.68
Average diluted shares (in thousands)	141,072	140,159	140,554
PERFORMANCE RATIOS
Return on average common shareholders' equity (a)	18.04%	11.44%	(3.18)%
Return on average assets (a)	1.68	1.03	(0.32)
Efficiency ratio (a), (b)	62.55	63.26	55.58
CAPITAL
Common equity tier 1 capital (c), (d)	$7,236	$6,919	$6,654
Tier 1 capital (c), (d)	7,630	7,313	6,654
Risk-weighted assets (c)	65,237	66,931	69,874
Common equity tier 1 capital ratio (c), (d)	11.09%	10.34%	9.52%
Tier 1 capital ratio (c), (d)	11.70	10.93	9.52
Total capital ratio (c)	13.94	13.20	11.85
Leverage ratio (c)	9.08	8.63	9.12
Common shareholders' equity per share of common stock	$55.58	$55.01	$53.24
Tangible common equity per share of common stock (d)	50.93	50.43	48.65
Common equity ratio	8.99%	8.69%	9.70%
Tangible common equity ratio (d)	8.30	8.02	8.93
AVERAGE BALANCES
Commercial loans	$30,968	$31,713	$30,697
Real estate construction loans	4,137	4,157	3,564
Commercial mortgage loans	9,952	9,938	9,638
Lease financing	592	600	582
International loans	962	918	1,004
Residential mortgage loans	1,809	1,908	1,855
Consumer loans	2,169	2,171	2,264
Total loans	50,589	51,405	49,604
Earning assets	78,523	79,557	67,496
Total assets	84,559	85,328	73,265
Noninterest-bearing deposits	37,361	36,758	26,761
Interest-bearing deposits	34,031	33,485	30,007
Total deposits	71,392	70,243	56,768
Common shareholders' equity	7,746	7,501	7,438
Total shareholders' equity	8,140	7,895	7,438
NET INTEREST INCOME
Net interest income	$443	$469	$513
Net interest margin	2.29%	2.36%	3.06%
CREDIT QUALITY
Nonperforming assets	$325	$359	$250
Loans past due 90 days or more and still accruing	60	45	64
Net credit-related charge-offs	3	29	84
Allowance for loan losses	777	948	916
Allowance for credit losses on lending-related commitments	30	44	62
Total allowance for credit losses	807	992	978
Allowance for credit losses as a percentage of total loans	1.59%	1.90%	1.83%
Net credit-related charge-offs as a percentage of average total loans	0.03	0.22	0.68
Nonperforming assets as a percentage of total loans and foreclosed property	0.64	0.69	0.47
Allowance for credit losses as a multiple of total nonperforming loans	2.6x	2.8x	4.1x
OTHER KEY INFORMATION
Number of banking centers	434	433	436
Number of employees - full time equivalent	7,653	7,681	7,753
(a)    See Reconciliations of Previously Reported Balances.
(b)    Noninterest expenses as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and a derivative contract tied to the conversion rate of Visa Class B shares.
(c)    March 31, 2021 ratios are estimated. Ratios reflect deferral of CECL model impact as calculated per regulatory guidance.
(d)    See Reconciliations of Non-GAAP Financial Measures and Regulatory Ratios.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	March 31,
(in millions, except share data)	2021	2020	2020
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,064	$1,031	$848
Interest-bearing deposits with banks	13,807	14,736	4,007
Other short-term investments	176	172	138
Investment securities available-for-sale	15,595	15,028	13,041
Commercial loans	30,886	32,753	34,249
Real estate construction loans	4,244	4,082	3,756
Commercial mortgage loans	9,993	9,912	9,698
Lease financing	577	594	584
International loans	990	926	1,035
Residential mortgage loans	1,799	1,830	1,821
Consumer loans	2,093	2,194	2,315
Total loans	50,582	52,291	53,458
Allowance for loan losses	(777)	(948)	(916)
Net loans	49,805	51,343	52,542
Premises and equipment	456	459	454
Accrued income and other assets	5,388	5,360	5,307
Total assets	$86,291	$88,129	$76,337
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$38,822	$39,420	$27,646
Money market and interest-bearing checking deposits	29,880	28,540	24,475
Savings deposits	2,934	2,710	2,258
Customer certificates of deposit	2,141	2,133	2,958
Foreign office time deposits	30	66	29
Total interest-bearing deposits	34,985	33,449	29,720
Total deposits	73,807	72,869	57,366
Short-term borrowings	—	—	2,263
Accrued expenses and other liabilities	1,480	1,482	1,872
Medium- and long-term debt	2,852	5,728	7,434
Total liabilities	78,139	80,079	68,935
Fixed-rate reset non-cumulative perpetual preferred stock, series A, no par value, $100,000 liquidation preference per share:
Authorized - 4,000 shares
Issued - 4,000 shares at 3/31/2021 and 12/31/2020	394	394	—
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,183	2,185	2,168
Accumulated other comprehensive (loss) income (a)	(105)	64	87
Retained earnings (a)	9,975	9,727	9,476
Less cost of common stock in treasury - 88,579,635 shares at 3/31/2021, 88,997,430 shares at 12/31/2020 and 89,127,359 shares at 3/31/2020	(5,436)	(5,461)	(5,470)
Total shareholders' equity	8,152	8,050	7,402
Total liabilities and shareholders' equity	$86,291	$88,129	$76,337
(a)Recast 2020 results. See Reconciliations of Previously Reported Balances

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	First	Fourth	Third	Second	First	First Quarter 2021 Compared to:
	Quarter	Quarter	Quarter	Quarter	Quarter	Fourth Quarter 2020		First Quarter 2020
(in millions, except per share data)	2021	2020	2020	2020	2020	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$386	$414	$408	$434	$517	$(28)	(7)%	$(131)	(25)%
Interest on investment securities	69	71	72	74	74	(2)	(3)	(5)	(6)
Interest on short-term investments	4	4	4	3	18	—	—	(14)	(82)
Total interest income	459	489	484	511	609	(30)	(6)	(150)	(25)
INTEREST EXPENSE
Interest on deposits	7	10	15	20	56	(3)	(27)	(49)	(88)
Interest on short-term borrowings	—	—	—	1	—	—	—	—	—
Interest on medium- and long-term debt	9	10	11	19	40	(1)	(15)	(31)	(77)
Total interest expense	16	20	26	40	96	(4)	(21)	(80)	(84)
Net interest income	443	469	458	471	513	(26)	(6)	(70)	(14)
Provision for credit losses	(182)	(17)	5	138	411	(165)	n/m	(593)	n/m
Net interest income after provision for credit losses	625	486	453	333	102	139	29	523	n/m
NONINTEREST INCOME
Card fees	71	72	71	68	59	(1)	(2)	12	21
Fiduciary income	53	52	51	52	54	1	4	(1)	(1)
Service charges on deposit accounts	48	47	47	42	49	1	1	(1)	(3)
Derivative income (a)	30	19	9	19	20	11	59	10	50
Commercial lending fees	18	24	19	17	17	(6)	(24)	1	4
Bank-owned life insurance	11	11	12	9	12	—	—	(1)	(1)
Letter of credit fees	10	10	9	9	9	—	—	1	5
Brokerage fees	4	4	5	5	7	—	—	(3)	(40)
Net securities gains (losses)	—	—	—	1	(1)	—	—	1	n/m
Other noninterest income (a)	25	26	29	25	11	(1)	(6)	14	n/m
Total noninterest income	270	265	252	247	237	5	2	33	14
NONINTEREST EXPENSES
Salaries and benefits expense	282	271	257	249	242	11	4	40	16
Outside processing fee expense	64	65	58	62	57	(1)	(2)	7	12
Occupancy expense	39	42	40	37	37	(3)	(8)	2	4
Software expense	39	39	39	39	37	—	—	2	3
Equipment expense	12	13	12	12	12	(1)	(2)	—	—
Advertising expense	6	11	9	8	7	(5)	(39)	(1)	(9)
FDIC insurance expense	6	9	8	8	8	(3)	(30)	(2)	(18)
Other noninterest expenses (a)	(1)	15	15	19	17	(16)	n/m	(18)	n/m
Total noninterest expenses (a)	447	465	438	434	417	(18)	(4)	30	7
Income (loss) before income taxes (a)	448	286	267	146	(78)	162	57	526	n/m
Provision (benefit) for income taxes (a)	98	65	50	28	(19)	33	52	117	n/m
NET INCOME (LOSS) (a)	350	221	217	118	(59)	129	58	409	n/m
Less:
Income allocated to participating securities	1	1	—	1	—	—	—	1	n/m
Preferred stock dividends	6	5	8	—	—	1	1	6	n/m
Net income (loss) attributable to common shares (a)	$343	$215	$209	$117	$(59)	$128	60%	$402	n/m
Earnings (losses) per common share:
Basic (a)	$2.46	$1.54	$1.49	$0.85	$(0.42)	$0.92	59%	$2.88	n/m
Diluted (a)	2.43	1.53	1.48	0.84	(0.42)	0.90	59	2.85	n/m
Comprehensive income	181	267	169	97	344	(86)	(32)	(163)	(47)
Cash dividends declared on common stock	95	94	94	96	94	1	1	1	1
Cash dividends declared per common share	0.68	0.68	0.68	0.68	0.68	—	—	—	—
(a)Recast 2020 results. See Reconciliations of Previously Reported Balances
n/m - not meaningful

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2021	2020
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance at beginning of period:
Allowance for loan losses	$948	$978	$1,007	$916	$637
Allowance for credit losses on lending-related commitments	44	60	59	62	31
Allowance for credit losses	992	1,038	1,066	978	668
Cumulative effect of change in accounting principle	—	—	—	—	(17)
Loan charge-offs:
Commercial	14	37	53	55	87
Commercial mortgage	1	—	—	1	—
Consumer	1	2	—	1	2
Total loan charge-offs	16	39	53	57	89
Recoveries on loans previously charged-off:
Commercial	11	9	17	5	3
Commercial mortgage	1	—	1	1	2
Consumer	1	1	2	1	—
Total recoveries	13	10	20	7	5
Net loan charge-offs	3	29	33	50	84
Provision for credit losses:
Provision for loan losses	(168)	(1)	4	141	380
Provision for credit losses on lending-related commitments	(14)	(16)	1	(3)	31
Provision for credit losses	(182)	(17)	5	138	411
Balance at end of period:
Allowance for loan losses	777	948	978	1,007	916
Allowance for credit losses on lending-related commitments	30	44	60	59	62
Allowance for credit losses	$807	$992	$1,038	$1,066	$978
Allowance for loan losses as a percentage of total loans	1.54%	1.81%	1.87%	1.88%	1.71%
Allowance for loan losses as a percentage of total loans excluding PPP loans	1.66	1.94	2.01	2.03	n/a
Allowance for credit losses as a percentage of total loans	1.59	1.90	1.98	1.99	1.83
Allowance for credit losses as a percentage of total loans excluding PPP loans	1.72	2.03	2.14	2.15	n/a
Net loan charge-offs as a percentage of average total loans	0.03	0.22	0.26	0.37	0.68
n/a - not applicable

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2021	2020
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$230	$252	$241	$200	$173
Real estate construction	1	1	—	—	—
Commercial mortgage	34	29	20	21	19
Lease financing	1	1	1	1	1
Total nonaccrual business loans	266	283	262	222	193
Retail loans:
Residential mortgage	33	47	40	24	20
Consumer:
Home equity	15	17	20	21	22
Total nonaccrual retail loans	48	64	60	45	42
Total nonaccrual loans	314	347	322	267	235
Reduced-rate loans	2	3	3	4	4
Total nonperforming loans	316	350	325	271	239
Foreclosed property	8	8	10	11	11
Other repossessed assets	1	1	—	—	—
Total nonperforming assets	$325	$359	$335	$282	$250
Nonperforming loans as a percentage of total loans	0.63%	0.67%	0.62%	0.51%	0.45%
Nonperforming assets as a percentage of total loans and foreclosed property	0.64	0.69	0.64	0.53	0.47
Allowance for credit losses as a multiple of total nonperforming loans	2.6x	2.8x	3.2x	3.9x	4.1x
Loans past due 90 days or more and still accruing	$60	$45	$29	$41	$64
ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$347	$322	$267	$235	$199
Loans transferred to nonaccrual (a)	61	88	161	96	137
Nonaccrual loan gross charge-offs	(16)	(39)	(53)	(57)	(89)
Loans transferred to accrual status (a)	(17)	(3)	—	—	—
Nonaccrual loans sold	(25)	—	(14)	—	—
Payments/other (b)	(36)	(21)	(39)	(7)	(12)
Nonaccrual loans at end of period	$314	$347	$322	$267	$235
(a)Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(b)Includes net changes related to nonaccrual loans with balances less than or equal to $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property.

ANALYSIS OF NET INTEREST INCOME (unaudited)
Comerica Incorporated and Subsidiaries
	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Commercial loans (a)	$30,968	$254	3.33%	$31,713	$259	3.26%	$30,697	$314	4.11%
Real estate construction loans	4,137	34	3.37	4,157	35	3.40	3,564	43	4.85
Commercial mortgage loans	9,952	70	2.85	9,938	72	2.86	9,638	101	4.21
Lease financing (b)	592	(12)	(8.44)	600	5	3.56	582	5	3.63
International loans	962	8	3.17	918	7	3.23	1,004	11	4.48
Residential mortgage loans	1,809	14	3.13	1,908	16	3.24	1,855	17	3.67
Consumer loans	2,169	18	3.40	2,171	20	3.50	2,264	26	4.60
Total loans	50,589	386	3.09	51,405	414	3.20	49,604	517	4.19
Mortgage-backed securities (c)	10,257	51	2.03	10,220	53	2.13	9,514	57	2.42
U.S. Treasury securities (d)	4,637	18	1.58	4,666	18	1.57	2,817	17	2.48
Total investment securities	14,894	69	1.89	14,886	71	1.95	12,331	74	2.43
Interest-bearing deposits with banks	12,869	4	0.10	13,105	4	0.10	5,407	18	1.34
Other short-term investments	171	—	0.28	161	—	0.99	154	—	1.09
Total earning assets	78,523	459	2.37	79,557	489	2.46	67,496	609	3.64
Cash and due from banks	970			915			838
Allowance for loan losses	(915)			(972)			(693)
Accrued income and other assets	5,981			5,828			5,624
Total assets	$84,559			$85,328			$73,265
Money market and interest-bearing checking deposits	$29,012	6	0.08	$28,521	7	0.10	$24,654	45	0.73
Savings deposits	2,800	—	0.02	2,657	—	0.02	2,202	—	0.06
Customer certificates of deposit	2,155	1	0.24	2,215	2	0.43	2,999	11	1.42
Other time deposits	—	—	—	—	—	—	70	—	2.00
Foreign office time deposits	64	—	0.09	92	1	0.09	82	—	1.30
Total interest-bearing deposits	34,031	7	0.08	33,485	10	0.11	30,007	56	0.76
Short-term borrowings	3	—	0.05	3	—	0.06	157	—	0.82
Medium- and long-term debt	3,609	9	0.99	5,741	10	0.72	7,324	40	2.15
Total interest-bearing sources	37,643	16	0.17	39,229	20	0.20	37,488	96	1.03
Noninterest-bearing deposits	37,361			36,758			26,761
Accrued expenses and other liabilities	1,415			1,446			1,578
Shareholders' equity	8,140			7,895			7,438
Total liabilities and shareholders' equity	$84,559			$85,328			$73,265
Net interest income/rate spread		$443	2.20		$469	2.26		$513	2.61
Impact of net noninterest-bearing sources of funds			0.09			0.10			0.45
Net interest margin (as a percentage of average earning assets)			2.29%			2.36%			3.06%
(a)Includes PPP loans with average balance of $3.6 billion and $3.7 billion, interest income of $31 million and $27 million and average yields of 3.47% and 2.88% for the three months ended March 31, 2021 and December 31, 2020, respectively.
(b)The three months ended March 31, 2021 includes residual value adjustments totaling $17 million.
(c)Average balances included $157 million, $215 million and $105 million of unrealized gains and losses for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively; yields calculated gross of these unrealized gains and losses.
(d)Average balances included $56 million, $80 million and $72 million of unrealized gains and losses for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively; yields calculated gross of these unrealized gains and losses.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

					Accumulated
	Nonredeemable	Common Stock			Other	Retained		Total
	Preferred	Shares		Capital	Comprehensive	Earnings	Treasury	Shareholders'
(in millions, except per share data)	Stock	Outstanding	Amount	Surplus	Income (Loss) (a)	(a)	Stock	Equity
BALANCE AT DECEMBER 31, 2019	$—	142.1	$1,141	$2,174	$(316)	$9,619	$(5,291)	$7,327
Cumulative effect of change in accounting principle	—	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	(59)	—	(59)
Other comprehensive income, net of tax	—	—	—	—	403	—	—	403
Cash dividends declared on common stock ($0.68 per share)	—	—	—	—	—	(94)	—	(94)
Purchase of common stock	—	(3.4)	—	—	—	—	(195)	(195)
Net issuance of common stock under employee stock plans	—	0.3	—	(14)	—	(3)	16	(1)
Share-based compensation	—	—	—	8	—	—	—	8
BALANCE AT MARCH 31, 2020	$—	139.0	$1,141	$2,168	$87	$9,476	$(5,470)	$7,402
BALANCE AT DECEMBER 31, 2020	$394	139.2	$1,141	$2,185	$64	$9,727	$(5,461)	$8,050
Net income	—	—	—	—	—	350	—	350
Other comprehensive loss, net of tax	—	—	—	—	(169)	—	—	(169)
Cash dividends declared on common stock ($0.68 per share)	—	—	—	—	—	(95)	—	(95)
Cash dividends declared on preferred stock	—	—	—	—	—	(6)	—	(6)
Purchase of common stock	—	(0.1)	—	—	—	—	(3)	(3)
Net issuance of common stock under employee stock plans	—	0.5	—	(24)	—	(1)	28	3
Share-based compensation	—	—	—	22	—	—	—	22
BALANCE AT MARCH 31, 2021	$394	139.6	$1,141	$2,183	$(105)	$9,975	$(5,436)	$8,152
(a)See Reconciliations of Previously Reported Balances.

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Commercial	Retail	Wealth
Three Months Ended March 31, 2021	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$382	$133	$42	$(117)	$3	$443
Provision for credit losses	(177)	6	(12)	—	1	(182)
Noninterest income	159	28	67	12	4	270
Noninterest expenses	215	149	76	—	7	447
Provision (benefit) for income taxes	113	—	10	(25)	—	98
Net income (loss)	$390	$6	$35	$(80)	$(1)	$350
Net credit-related charge-offs	$2	$1	$—	$—	$—	$3
Selected average balances:
Assets	$44,448	$3,463	$5,162	$16,959	$14,527	$84,559
Loans	42,904	2,620	5,059	—	6	50,589
Deposits	41,102	24,322	4,826	985	157	71,392
Statistical data:
Return on average assets (a)	3.56%	0.11%	2.72%	n/m	n/m	1.68%
Efficiency ratio (b)	39.66	91.68	69.84	n/m	n/m	62.55

	Commercial	Retail	Wealth
Three Months Ended December 31, 2020	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$413	$130	$44	$(120)	$2	$469
Provision for credit losses	(32)	1	14	—	—	(17)
Noninterest income	149	30	63	14	9	265
Noninterest expenses (c)	218	158	79	—	10	465
Provision (benefit) for income taxes (c)	88	—	3	(24)	(2)	65
Net income (loss) (c)	$288	$1	$11	$(82)	$3	$221
Net credit-related charge-offs	$25	$—	$4	$—	$—	$29
Selected average balances:
Assets	$45,117	$3,457	$5,181	$16,957	$14,616	$85,328
Loans	43,722	2,628	5,073	—	(18)	51,405
Deposits	40,256	23,869	4,919	1,013	186	70,243
Statistical data:
Return on average assets (a) (c)	2.60%	0.01%	0.77%	n/m	n/m	1.03%
Efficiency ratio (b) (c)	38.70	99.36	73.51	n/m	n/m	63.26

	Commercial	Retail	Wealth
Three Months Ended March 31, 2020	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$380	$125	$41	$(44)	$11	$513
Provision for credit losses	396	3	12	—	—	411
Noninterest income	127	28	70	14	(2)	237
Noninterest expenses (c)	192	145	70	—	10	417
(Benefit) provision for income taxes (c)	(19)	1	6	(8)	1	(19)
Net (loss) income (c)	$(62)	$4	$23	$(22)	$(2)	$(59)
Net credit-related charge-offs	$83	$1	$—	$—	$—	$84
Selected average balances:
Assets	$44,254	$2,864	$5,078	$14,285	$6,784	$73,265
Loans	42,593	2,075	4,936	—	—	49,604
Deposits	30,230	21,195	4,025	1,136	182	56,768
Statistical data:
Return on average assets (a) (c)	(0.56)%	0.07%	1.81%	n/m	n/m	(0.32)%
Efficiency ratio (b) (c)	37.95	94.07	62.68	n/m	n/m	55.58
(a)Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b)Noninterest expenses as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and a derivative contract tied to the conversion rate of Visa Class B shares.
(c)See Reconciliations of Previously Reported Balances.
n/m - not meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended March 31, 2021	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense)	$154	$172	$114	$117	$(114)	$443
Provision for credit losses	(28)	(54)	(86)	(15)	1	(182)
Noninterest income	66	48	36	104	16	270
Noninterest expenses	135	104	88	113	7	447
Provision (benefit) for income taxes	22	40	31	30	(25)	98
Net income (loss)	$91	$130	$117	$93	$(81)	$350
Net credit-related charge-offs	$—	$1	$2	$—	$—	$3
Selected average balances:
Assets	$12,916	$18,143	$10,668	$11,348	$31,484	$84,559
Loans	12,247	17,946	10,161	10,231	4	50,589
Deposits	25,683	19,968	10,783	13,816	1,142	71,392
Statistical data:
Return on average assets (a)	1.40%	2.51%	3.88%	2.54%	n/m	1.68%
Efficiency ratio (b)	60.86	47.09	58.85	51.18	n/m	62.55

				Other	Finance
Three Months Ended December 31, 2020	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense)	$170	$179	$117	$121	$(118)	$469
Provision for credit losses	12	21	(26)	(24)	—	(17)
Noninterest income	71	39	32	100	23	265
Noninterest expenses (c)	139	105	95	116	10	465
Provision (benefit) for income taxes (c)	18	22	20	31	(26)	65
Net income (loss) (c)	$72	$70	$60	$98	$(79)	$221
Net credit-related charge-offs	$5	$—	$24	$—	$—	$29
Selected average balances:
Assets	$12,899	$18,216	$11,039	$11,601	$31,573	$85,328
Loans	12,225	18,030	10,583	10,585	(18)	51,405
Deposits	25,003	20,226	10,759	13,056	1,199	70,243
Statistical data:
Return on average assets (a), (c)	1.12%	1.30%	2.05%	2.84%	n/m	1.03%
Efficiency ratio (b), (c)	57.67	48.52	63.22	52.48	n/m	63.26

				Other	Finance
Three Months Ended March 31, 2020	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense)	$163	$176	$115	$92	$(33)	$513
Provision for credit losses	24	46	290	51	—	411
Noninterest income	72	33	30	90	12	237
Noninterest expenses (c)	137	93	83	94	10	417
Provision (benefit) for income taxes (c)	16	17	(50)	5	(7)	(19)
Net income (loss) (c)	$58	$53	$(178)	$32	$(24)	$(59)
Net credit-related charge-offs	$3	$8	$70	$3	$—	$84
Selected average balances:
Assets	$12,895	$18,007	$11,154	$10,140	$21,069	$73,265
Loans	12,191	17,742	10,566	9,105	—	49,604
Deposits	20,748	16,627	9,204	8,871	1,318	56,768
Statistical data:
Return on average assets (a), (c)	1.10%	1.19%	(6.47)%	1.27%	n/m	(0.32)%
Efficiency ratio (b), (c)	57.92	44.60	57.38	51.69	n/m	55.58
(a)Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b)Noninterest expenses as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and a derivative contract tied to the conversion rate of Visa Class B shares.
(c)See Reconciliations of Previously Reported Balances.
n/m - not meaningful

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND REGULATORY RATIOS (unaudited)
Comerica Incorporated and Subsidiaries

Comerica believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and our performance trends. Tangible common equity is used by Comerica to measure the quality of capital and the return relative to balance sheet risk.
Common equity tier 1 capital ratio removes preferred stock from the Tier 1 capital ratio as defined by and calculated in conformity with bank regulations. The tangible common equity ratio removes the effect of intangible assets from capital and total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders' equity per share of common stock.

	March 31,	December 31,	March 31,
(dollar amounts in millions)	2021	2020	2020
Common Equity Tier 1 Capital (a):
Tier 1 capital	$7,630	$7,313	$6,654
Less:
Fixed-rate reset non-cumulative perpetual preferred stock	394	394	—
Common equity tier 1 capital	$7,236	$6,919	$6,654
Risk-weighted assets	$65,237	$66,931	$69,874
Tier 1 capital ratio	11.70%	10.93%	9.52%
Common equity tier 1 capital ratio	11.09	10.34	9.52
Tangible Common Equity:
Total shareholders' equity	$8,152	$8,050	$7,402
Less:
Fixed-rate reset non-cumulative perpetual preferred stock	394	394	—
Common shareholders' equity	$7,758	$7,656	$7,402
Less:
Goodwill	635	635	635
Other intangible assets (b)	14	1	3
Tangible common equity	$7,109	$7,020	$6,764
Total assets	$86,291	$88,129	$76,337
Less:
Goodwill	635	635	635
Other intangible assets (b)	14	1	3
Tangible assets	$85,642	$87,493	$75,699
Common equity ratio	8.99%	8.69%	9.70%
Tangible common equity ratio	8.30	8.02	8.93
Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,758	$7,656	$7,402
Tangible common equity	7,109	7,020	6,764
Shares of common stock outstanding (in millions)	140	139	139
Common shareholders' equity per share of common stock	$55.58	$55.01	$53.24
Tangible common equity per share of common stock	50.93	50.43	48.65
(a)March 31, 2021 ratios are estimated. Ratios reflect deferral of CECL model impact as calculated per regulatory guidance.
(b)In first quarter 2021, the Corporation acquired $13 million in intangible assets to be amortized over ten years.

RECONCILIATIONS OF PREVIOUSLY REPORTED BALANCES (unaudited)
Comerica Incorporated and Subsidiaries

Defined Benefit Plan Accounting Method Change
Effective January 1, 2021, the Corporation elected to change the accounting methodology for determining the market-related value of assets for certain classes of assets in the qualified defined benefit pension plan. The change in accounting methodology is applied retrospectively to all prior periods presented in the consolidated financial statements. The following table reconciles the impact of the change to the qualified defined benefit plan on the Corporation's previously reported consolidated financial statements.
Consolidated Statements of Comprehensive Income

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(in millions, except per share data)	2020	2020	2020	2020
Other noninterest expenses:
As reported	$23	$23	$25	$25
Effect of accounting change	(8)	(8)	(6)	(8)
Recast other noninterest expense	$15	$15	$19	$17
Provision (benefit) for income taxes:
As reported	$63	$48	$27	$(21)
Effect of accounting change	2	2	1	2
Recast provision (benefit) for income taxes	$65	$50	$28	$(19)
Net income (loss):
As reported	$215	$211	$113	$(65)
Effect of accounting change	6	6	5	6
Recast net income (loss)	$221	$217	$118	$(59)
Basic earnings (losses) per common share:
As reported	$1.50	$1.45	$0.81	$(0.46)
Effect of accounting change	0.04	0.04	0.04	0.04
Recast basic earnings (losses) per common share	$1.54	$1.49	$0.85	$(0.42)
Diluted earnings (losses) per common share:
As reported	$1.49	$1.44	$0.80	$(0.46)
Effect of accounting change	0.04	0.04	0.04	0.04
Recast diluted earnings (losses) per common share	$1.53	$1.48	$0.84	$(0.42)
Consolidated Balance Sheets

	December 31,	March 31,	December 31,
(in millions)	2020	2020	2019
Accumulated other comprehensive income (loss):
As reported	$168	$174	$(235)
Effect of accounting change	(104)	$(87)	(81)
Recast accumulated other comprehensive income (loss)	$64	$87	$(316)
Retained earnings:
As reported	$9,623	$9,389	$9,538
Effect of accounting change	104	$87	81
Recast retained earnings	$9,727	$9,476	$9,619

RECONCILIATIONS OF PREVIOUSLY REPORTED BALANCES (unaudited)
Comerica Incorporated and Subsidiaries

Change in Presentation of Customer Derivative Income and Foreign Exchange Income
Beginning with the first quarter 2021, the Corporation reported customer derivative income, previously a component of other noninterest income, and foreign exchange income as a combined item captioned derivative income on the Consolidated Statements of Comprehensive Income. Prior periods have been adjusted to conform to this presentation. The changes in presentation did not impact total noninterest income. The table below reconciles amounts previously reported to the new presentation.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(in millions)	2020	2020	2020	2020
Foreign exchange income (as reported)	$11	$9	$9	$11
Customer derivative income (component of other noninterest income)	8	—	10	9
Derivative income	$19	$9	$19	$20

Other noninterest income (as reported)	$34	$29	$35	$20
Less: Customer derivative income	8	—	10	9
Other noninterest income (as adjusted)	$26	$29	$25	$11